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                                                      EXHIBIT (10) (ii) (A) (xi)

                         AMERICAN GREETINGS CORPORATION
                           CEO/COO COMPENSATION PLANS


        GENERALLY. The Company's Chairman and Chief Executive Officer ("CEO") and President and Chief Operating Officer ("COO") are the only individuals eligible to participate in the compensation plans described below (together, the "CEO/COO Compensation Plans"), which are intended to reward these individuals based on the Company's performance. The terms of both the CEO/COO Annual Bonus Plan and the CEO/COO Three Year Bonus Plan are identical to the One Year Bonus Plan and Three Year Bonus Plan described on page 11 of the Company's Proxy Statement in connection with its 1994 Annual Meeting of Shareholders, under the heading "Executive Bonus Plans" in the Report of the Compensation Committee of the Board of Directors on Executive Compensation. The COO Restricted Stock Plan described below is available to only the COO.

        CEO/COO ANNUAL BONUS PLAN. Under this Plan, the CEO and COO each receive a bonus ("Target Bonus") equal to 40% of their respective base salaries in the event that the Company achieves the target consolidated pre-tax profit goal for the applicable fiscal year. In the case of the CEO, the target bonus shall also include an additional $230,000 payable in cash or the Company's Class A or Class B Common Shares, at the CEO's election. If the Company's performance is above the pre-tax profit goal by a percentage of not more than 10 percent, or below the target profit goal by a percentage of not more than 20 percent, the bonus is increased or decreased by a percentage equal to twice the excess or shortfall. If the performance is less than 80 percent of the target profit goal, no bonus is paid; if it is greater than 110 percent of the target profit goal, the bonus remains at 120 percent of the target bonus. The maximum effective bonus percentage is 48%.

        CEO/COO THREE YEAR BONUS PLAN. Under this Plan, the CEO and COO each receive 100% of the Target Bonus described above (without percentage adjustment) for each of the three fiscal years, the first set of three fiscal years consisting of FY 95, FY 96 and FY 97, if the Company achieves the target consolidated pre-tax profit goal for this plan as established by the Board of Directors for each of the three years. If the profit goals under the CEO/COO Three Year Bonus Plan are met in only two of the three years, the CEO and COO each receive 60% of their respective Target Bonuses for this Plan (without percentage adjustment). If the profit goal is met in only one year, no Three Year Bonus is paid.

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                                                      EXHIBIT (10) (ii) (A) (xi)

        COO RESTRICTED STOCK PLAN. Under this Plan, the COO was granted 5,000 of the Company's Class A Shares on February 28, 1993, and an additional 10,000 of the Company's Class A Shares on June 1, 1993. These two grants (collectively, the "1993 Grant") became 9,000 and 20,000 shares, respectively, as a result of the Company's September 10, 1993 2-for-1 stock split. (One thousand shares of the 5,000 share grant vested prior to the stock split.) The 1993 Grant vests pursuant to the terms of the COO's employment agreement with the Company based on the Company's achievement of its profit goals. Dividends and voting rights attach only to vested shares.

        On February 29, 1996, and on each third anniversary (February 28th or 29th) thereafter during the term of the COO's employment agreement with the Company, the Company will grant the COO a block of 30,000 Class A or Class B shares, which block will vest ratably (on an annualized basis) over a period of five years (each grant, a "Three Year Grant"). Full vesting of each Three Year Grant is dependent on whether the Company achieves its consolidated pre-tax profit goal. For each year of the Three Year Grant period that the Company fails to achieve its pre-tax profit goal (which is the same profit goal used to calculate the bonus under the Annual Bonus Plan), 4,000 of the shares granted under the Three Year Grant will lapse and therefore be unavailable to the COO.

        The profit goals and bonus calculation formulae relating to the CEO/COO Compensation Plans are determined by the Compensation Committee of the Company's Board of Directors, which may modify these Plans or establish and administer new plans in its discretion without further shareholder approval.

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